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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                              Infodata Systems Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    456650209
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                                 (CUSIP Number)

                                January 12, 2004
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 456650209                                            Page 2 of 9 pages


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     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Bruce H. Paul
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     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)                                                             [ ]
          (b)                                                             [ ]
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     3.   SEC Use Only                                                    [ ]

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     4.   Citizenship or Place of Organization     USA

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Number of          5.   Sole Voting Power          231,000
Shares
Beneficially       -------------------------------------------------------------
Owned by           6.   Shared Voting Power         20,500
Each Reporting
Person With        -------------------------------------------------------------
                   7.   Sole Dispositive Power     231,000

                   -------------------------------------------------------------
                   8.   Shared Dispositive Power    20,500

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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person   251,500

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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions)                                                   [ ]

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     11.  Percent of Class Represented by Amount in Row (9)    4.99%

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     12.  Type of Reporting Person (See Instructions)    IN

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

CUSIP No. 456650209                                            Page 3 of 9 pages


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     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Bruce H. Paul c/f Matthew B. Paul
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     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)                                                             [ ]
          (b)                                                             [ ]
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     3.   SEC Use Only                                                    [ ]

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     4.   Citizenship or Place of Organization     USA

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Number of          5.   Sole Voting Power                0
Shares
Beneficially       -------------------------------------------------------------
Owned by           6.   Shared Voting Power         20,500
Each Reporting
Person With        -------------------------------------------------------------
                   7.   Sole Dispositive Power           0

                   -------------------------------------------------------------
                   8.   Shared Dispositive Power    20,500

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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person    20,500

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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions)                                                   [ ]

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     11.  Percent of Class Represented by Amount in Row (9)    0.41%

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     12.  Type of Reporting Person (See Instructions)    IN

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

CUSIP No. 456650209                                            Page 4 of 9 pages


--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Amy R. Paul
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)                                                             [ ]
          (b)                                                             [ ]
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     3.   SEC Use Only                                                    [ ]

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     4.   Citizenship or Place of Organization     USA

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Number of          5.   Sole Voting Power            5,000
Shares
Beneficially       -------------------------------------------------------------
Owned by           6.   Shared Voting Power              0
Each Reporting
Person With        -------------------------------------------------------------
                   7.   Sole Dispositive Power       5,000

                   -------------------------------------------------------------
                   8.   Shared Dispositive Power         0

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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person     5,000

--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions)                                                   [ ]

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     11.  Percent of Class Represented by Amount in Row (9)    0.1%

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     12.  Type of Reporting Person (See Instructions)    IN

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

CUSIP No. 456650209                                            Page 5 of 9 pages


ITEM 1(a).  NAME OF ISSUER:

                  Infodata Systems Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  12150 Monument Drive, Fairfax, Va 22033

ITEM 2(a).  NAME OF PERSON FILING:

                  Bruce H. Paul
                  Bruce H. Paul, custodian for Matthew B. Paul under New York
                  UGMA
                  Amy R. Paul

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  One Hampton Road, Purchase, New York 10577

ITEM 2(c).  CITIZENSHIP:

                  USA

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).  CUSIP NUMBER:

                  456650209

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ]  Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

            (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

            (c)  [ ]  Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

            (d)  [ ]  Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C 80a-8).

            (e)  [ ]  An investment adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E);

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

            (g)  [ ]  A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

            (h)  [ ]  A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 456650209                                            Page 6 of 9 pages


ITEM 4.     OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)  Amount beneficially owned:

                 (i)    Bruce H. Paul:                          251,500
                 (ii)   Bruce H. Paul c/f Matthew B. Paul:       20,500
                 (iii)  Amy R. Paul:                              5,000

            (b)  Percent of class:

                 (i)    Bruce H. Paul:                             4.99%
                 (ii)   Bruce H. Paul c/f Matthew B. Paul:         0.41%
                 (iii)  Amy R. Paul:                               0.10%

            (c)  Number of shares as to which the person has:

                 (i)    Sole power to vote or to direct the vote

                        Bruce H. Paul:                          231,000
                        Bruce H. Paul c/f Matthew B. Paul:            0
                        Amy R. Paul:                              5,000

                 (ii)   Shared power to vote or to direct the vote

                        Bruce H. Paul:                           20,500
                        Bruce H. Paul c/f Matthew B. Paul:       20,500
                        Amy R. Paul:                                  0

                 (iii)  Sole power to dispose or to direct the disposition of

                        Bruce H. Paul:                          231,000
                        Bruce H. Paul c/f Matthew B. Paul:            0
                        Amy R. Paul:                              5,000

                 (iv)   Shared power to dispose or to direct the disposition of

                        Bruce H. Paul:                           20,500
                        Bruce H. Paul c/f Matthew B. Paul:       20,500
                        Amy R. Paul:                                  0

CUSIP No. 456650209                                            Page 7 of 9 pages


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Bruce H. Paul, as custodian for the account of Matthew B. Paul, his minor son, has the power to direct the receipt of dividends from, or the proceeds from the sale of, securities of the issuer held by such account.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.    CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 456650209                                            Page 8 of 9 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       January 12, 2004
                                       ---------------------------------------
                                       Date

                                       /s/ BRUCE H. PAUL
                                       ---------------------------------------
                                       Signature

                                       Bruce H. Paul
                                       ---------------------------------------
                                       Name/Title

                                       /s/ BRUCE H. PAUL, c/f Matthew B. Paul
                                       ---------------------------------------
                                       Signature

                                       Bruce H. Paul, c/f Matthew B. Paul
                                       ---------------------------------------
                                       Name/Title

                                       /s/ AMY R. PAUL
                                       ---------------------------------------
                                       Signature

                                       Amy R. Paul
                                       ---------------------------------------
                                       Name/Title

CUSIP No. 456650209                                            Page 9 of 9 pages


                            STATEMENT OF JOINT FILERS

Pursuant to Rule 13d-1(k)(1) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

                                       /s/ BRUCE H. PAUL
                                       ---------------------------------------
                                       Signature

                                       Bruce H. Paul
                                       ---------------------------------------
                                       Name/Title

                                       /s/ BRUCE H. PAUL, c/f Matthew B. Paul
                                       ---------------------------------------
                                       Signature

                                       Bruce H. Paul, c/f Matthew B. Paul
                                       ---------------------------------------
                                       Name/Title

                                       /s/ AMY R. PAUL
                                       ---------------------------------------
                                       Signature

                                       Amy R. Paul
                                       ---------------------------------------
                                       Name/Title